[ARTICLE] 5
[MULTIPLIER]   1,000

Part II.  Other information,   Item 6a.
Exhibit 11
                                        CIRRUS LOGIC, INC.
               STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
(In thousands, except per share amounts)
                                                      Quarter Ended     Two Quarters Ended
                                                   -------------------  -------------------
                                                   Sept. 28, Sept. 30,  Sept. 28, Sept. 30,
                                                   1996      1995       1996      1995
                                                   --------- ---------  --------- ---------
Primary:

Weighted average shares outstanding                  64,776    62,697     64,468    61,978

Dilutive common stock equivalents:
  Common stock options, using treasury stock
    or modified treasury stock method                     0 *   8,300        N/A     7,397
  Common stock warrants, using treasury
    stock or modified treasury stock method               -         -          -        11
                                                   --------- ---------  --------- ---------
Common and common equivalent shares used in
  the calculation of net income (loss) per share     64,776    70,997     64,468    69,386
                                                   ========= =========  ========= =========

Net income (loss)                                    $2,998   $33,037    ($4,607)  $55,774
                                                   ========= =========  ========= =========

Net income (loss) per share                           $0.05     $0.47     ($0.07)    $0.80
                                                   ========= =========  ========= =========

Fully diluted:

Weighted average shares outstanding                  64,776    62,697     64,468    61,978

Dilutive common stock equivalents:
  Common stock options, using treasury stock
    or modified treasury stock method                 1,890     8,848        N/A     8,159
  Common stock warrants, using treasury
    stock or modified treasury stock method               -         -          -        13
                                                   --------- ---------  --------- ---------
Common and common equivalent shares used in
  the calculation of net income (loss) per share     66,666    71,545     64,468    70,150
                                                   ========= =========  ========= =========

Net income (loss)                                    $2,998   $33,037    ($4,607)  $55,774
                                                   ========= =========  ========= =========
Net income (loss) per share                           $0.04     $0.46     ($0.07)    $0.80
                                                   ========= =========  ========= =========

  * For the quarter ended September 28, 1996, under the modified treasury stock method, more common stock would have been repurchased than issued. Since the effect of this would have increased net income per share, the exercise of options is not assumed.
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